EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of LanOptics Ltd. for the registration of 5,011,841 of its Ordinary Shares and to the incorporation by reference therein of our report dated March 29, 2007, with respect to the consolidated financial statements of LanOptics Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer KOST, FORER, GABBAY and KASIERER A member of Ernst & Young Global

Haifa, Israel
February 5, 2008